Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:	Chapter 11 Case No.
Lehman Brothers Holdings Inc., et al.,	08-13555 (JMP) Jointly Administered
Debtors.

BALANCE SHEETS

AS OF MARCH 31, 2013

MANAGEMENT’S DISCUSSION AND ANALYSIS

AND ACCOMPANYING SCHEDULES

DEBTORS’ ADDRESS:	LEHMAN BROTHERS HOLDINGS INC. c/o MICHAEL S. LETO 1271 AVENUE OF THE AMERICAS 40th FLOOR NEW YORK, NY 10020

DEBTORS’ ATTORNEYS:	WEIL, GOTSHAL & MANGES LLP c/o HARVEY R. MILLER, LORI R. FIFE 767 FIFTH AVENUE NEW YORK, NY 10153

REPORT PREPARER:	LEHMAN BROTHERS HOLDINGS INC., AS PLAN ADMINISTRATOR

Date: July 23, 2013

TABLE OF CONTENTS

Schedule of Debtors	3
Notes to the Balance Sheets	4
Balance Sheets	16
Management’s Discussion and Analysis:	19
1. Introductory Notes	20
2. Highlights	21
3. Investments and Expenditures	24
4. Asset Sales, Restructurings and Other	25
5. Claims Update	27
6. Litigation Update	29
7. Costs and Expenses	31
8. Appendix A – Glossary of Terms	32
Accompanying Schedules:
Financial Instruments Summary and Activity	33
Commercial Real Estate — By Product Type	34
Commercial Real Estate — By Property Type and Region	35
Loan Portfolio by Maturity Date and Residential Real Estate	36
Private Equity / Principal Investments by Legal Entity and Product Type	37
Derivatives Assets and Liabilities	38
Unfunded Lending and Private Equity / Principal Investments Commitments	39

SCHEDULE OF DEBTORS

The following entities (the “Debtors”) filed for bankruptcy in the United States Bankruptcy Court for Southern District of New York (the “Bankruptcy Court”) on the dates indicated below. On December 6, 2011, the Bankruptcy Court confirmed the modified Third Amended Joint Chapter 11 Plan for Lehman Brothers Holdings Inc. and its Affiliated Debtors (the “Plan”). On March 6, 2012, the “Effective Date” (as defined in the Plan) occurred. The Debtors’ Chapter 11 cases remain open as of the date hereof.

	Case No.	Date Filed
Lehman Brothers Holdings Inc. (“LBHI”)	08-13555	9/15/2008
LB 745 LLC	08-13600	9/16/2008
PAMI Statler Arms LLC	08-13664	9/23/2008
Lehman Brothers Commodity Services Inc. (“LBCS”)	08-13885	10/3/2008
Lehman Brothers Special Financing Inc. (“LBSF”)	08-13888	10/3/2008
Lehman Brothers OTC Derivatives Inc. (“LOTC”)	08-13893	10/3/2008
Lehman Brothers Derivative Products Inc. (“LBDP”)	08-13899	10/5/2008
Lehman Commercial Paper Inc. (“LCPI”)	08-13900	10/5/2008
Lehman Brothers Commercial Corporation (“LBCC”)	08-13901	10/5/2008
Lehman Brothers Financial Products Inc. (“LBFP”)	08-13902	10/5/2008
Lehman Scottish Finance L.P.	08-13904	10/5/2008
CES Aviation LLC	08-13905	10/5/2008
CES Aviation V LLC	08-13906	10/5/2008
CES Aviation IX LLC	08-13907	10/5/2008
East Dover Limited	08-13908	10/5/2008
Luxembourg Residential Properties Loan Finance S.a.r.l	09-10108	1/7/2009
BNC Mortgage LLC	09-10137	1/9/2009
LB Rose Ranch LLC	09-10560	2/9/2009
Structured Asset Securities Corporation	09-10558	2/9/2009
LB 2080 Kalakaua Owners LLC	09-12516	4/23/2009
Merit LLC (“Merit”)	09-17331	12/14/2009
LB Somerset LLC (“LBS”)	09-17503	12/22/2009
LB Preferred Somerset LLC (“LBPS”)	09-17505	12/22/2009

The Company has established an email address to receive questions from readers regarding this presentation. The Company plans to review questions received and for those subjects which the Company determines a response would not (i) violate a confidentiality provision, (ii) place the Company in a competitive or negotiation disadvantage, or (iii) be unduly burdensome, the Company shall endeavor to post a response (maintaining the anonymity of the question origination) on the Epiq website maintained for the Company: www.lehman-docket.com. The Company assumes no obligation to respond to e-mail inquiries. Please email questions in clear language with document references to QUESTIONS@lehmanholdings.com.

LEHMAN BROTHERS HOLDINGS INC. AND OTHER DEBTORS

AND DEBTOR-CONTROLLED ENTITIES

NOTES TO THE BALANCE SHEETS AS OF MARCH 31, 2013

(Unaudited)

Note 1 – Basis of Presentation

The information and data included in the Balance Sheets, the Notes to the Balance Sheets, the Management’s Discussion and Analysis and Accompanying Schedules (collectively, the “Balance Sheets”) are derived from sources available to the Debtors and Debtor-Controlled Entities (collectively, the “Company”). Debtors and Debtor-Controlled Entities refer to those entities that are directly or indirectly controlled by LBHI and exclude, among others, certain entities (such as Lehman Brothers Inc. (“LBI”), Lehman Brothers International (Europe) (“LBIE”) and Lehman Brothers Japan (“LBJ”)) that were not managed or controlled by a Debtor as of the Effective Date and are under separate administrations in the U.S. or abroad, including proceedings under the Securities Investor Protection Act (collectively, “Non-Controlled Affiliates”). LBHI (on September 15, 2008) and certain Other Debtors (on various dates, each referred to as the respective “Commencement Dates”) filed for protection under Chapter 11 of the Bankruptcy Code and are referred to herein as “Debtors”. The Debtors’ Chapter 11 cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure. Entities that have not filed for protection under Chapter 11 of the Bankruptcy Code are referred to herein as “Debtor-Controlled Entities”, although they may be a party to other proceedings, including among other things, foreign liquidations or other receiverships. The Company has prepared the Balance Sheets based on the information available to the Company at this time; however, such information may be incomplete and may be materially deficient. The Balance Sheets are not meant to be relied upon as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities. The Company reserves all rights to revise this report.

The Balance Sheets should be read in conjunction with previously filed 2013+ Cash Flow Estimates, Form 8-K reports as filed with the United States Securities and Exchange Commission (“SEC”) and other filings including the Plan and related Disclosure Statement (the “Disclosure Statement”), dated August 31, 2011, made after the Commencement Dates as filed with various regulatory agencies or the Bankruptcy Court by LBHI, Other Debtors and Debtor-Controlled Entities. The 2013+ Cash Flow Estimates reflect the estimated realizable values which differ from the amounts recorded in the Balance Sheets and adjustments (including write-downs and write-offs) may be material and recorded in future Balance Sheets. The Balance Sheets are not prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

The Balance Sheets do not reflect normal period-end adjustments, including accruals, that were generally recorded by the Company prior to the filing of the Chapter 11 cases upon review of major accounts as of the end of each quarterly and annual accounting period. The Balance Sheets do not include explanatory footnotes and other disclosures required under GAAP and are not presented in a GAAP-based SEC reporting format. Certain classifications utilized in the Balance Sheets differ from prior report classifications; accordingly amounts may not be comparable. Certain items presented in the Balance Sheets remain under continuing review by the Company and may be accounted for differently in future Balance Sheets. Accordingly, the financial information herein is subject to change and any such change may be material.

The Balance Sheets do not reflect certain off-balance sheet commitments, including, but not limited to, those relating to real estate and private equity partnerships, and other agreements, and contingencies made by the Company.

The Balance Sheets are not audited and will not be subject to audit or review by external auditors at any time in the future.

Note 2 – Use of Estimates

In preparing the Balance Sheets, the Company makes various estimates that affect reported amounts and disclosures. Broadly, those estimates are used in measuring fair values or expected recoverable amounts of certain financial instruments and other assets and establishing claims amounts and various reserves.

Estimates are based on available information and judgment. Therefore, actual results could differ from estimates and may have a material effect on the Balance Sheets thereto. As more information becomes available to the Company, including the outcome of various negotiations and litigation, it is expected that estimates will be revised.

Note 3 – Cash and Short-Term Investments

Cash and short-term investments include demand deposits, interest-bearing deposits with banks, U.S. and foreign money-market funds, U.S. government obligations, U.S. government guaranteed securities, investment grade corporate bonds and commercial paper, and AAA-rated asset-backed securities secured by auto loans and credit card receivables. The majority of the short-term investments mature by December 31, 2013.

Note 4 – Cash and Short-Term Investments Pledged or Restricted

The following table summarizes the components of restricted cash as of March 31, 2013:

							Total Debtors
						Debtor- Controlled	and Debtor-
	Debtors						Controlled
($ in millions)	LBHI	LBSF	LCPI	Other	Total	Entities	Entities

Reserves for Claims:
Disputed unsecured claims	$2,010	$2,235	$64	$1,494	$5,803	$—	$5,803
Priority tax claims	2,200	117	0	5	2,322	—	2,322
Distributions on Allowed Claims (not remitted) (1)	130	138	137	8	412	—	412
Secured, Admin, Priority Claims and Other (2)	1,429	41	67	26	1,563	—	1,563

Subtotal, Claims Reserves	5,769	2,531	268	1,532	10,100	—	10,100
Cash pledged to JPMorgan (CDA) (3)	316	—	—	—	316	—	316
Citigroup and HSBC (4)	2,037	—	—	—	2,037	—	2,037
Woodlands and LB Bancorp (5)	—	—	—	—	—	26	26
Other (6)	326	4	50	31	410	32	442

Total	$8,449	$2,535	$318	$1,563	$12,864	$57	$12,922

Totals may not foot due to rounding.

(1)

Represents unpaid Plan distributions to creditors with Allowed Claims of approximately $234 million for distributions held pending resolution on various items described in settlement agreements with certain Non-Controlled Affiliates and approximately $178 million related to (i) claimants who failed to submit the proper taxpayer identification number forms and/or Office of Foreign Asset Control (“OFAC”) forms and (ii) resolution of other open items.

(2)

Represents (i) approximately $1.2 billion reserved at LBHI for a disputed claim with the Federal Home Loan Mortgage Corporation that was asserted with priority status, (ii) post-petition intercompany payables of $172 million, (iii) disputed secured claims of $90 million, (iv) administrative claims of $28 million, and (v) other administrative activities and other of $65 million.

(3)

Represents $316 million of cash deposited into accounts by LBHI and pledged to JPMorgan (including its affiliates, “JPM”) pursuant to paragraph 6(b) of the Collateral Disposition Agreement (“CDA”) with JPM effective March 31, 2010, related to, but not limited to, clearance exposures and derivative exposures pending resolution of these items.

(4)

Represents cash deposited on or prior to the Commencement Dates by the Company in connection with certain requests and/or documents executed by the Company and Citigroup Inc. ($2,007 million) and HSBC Bank PLC ($30 million). The Company has recorded reserves against this cash in Secured Claims Payable to Third Parties as of March 31, 2013, since these institutions have asserted claims. The Company is in discussions with HSBC Bank and commenced litigation against Citigroup regarding these deposits; accordingly, adjustments (netting against outstanding claims), which may be material, may be reflected in future Balance Sheets.

(5)

Represents cash at Lehman Brothers Bancorp Inc. (“LBB”), formerly a savings and loan holding company, of $26 million, related to certain guarantee agreements entered into by LBB in connection with various Aurora Bank FSB asset sales. In March 2013, following the assignment of the remainder of Aurora Bank FSB’s servicing portfolio and payment to the OCC in satisfaction of its obligations under the April 2011 Consent Order, LBB issued a dividend of Woodlands Commercial Corporation’s (“Woodlands”) capital stock to LBHI. Subsequently, $558 million of cash at Woodlands was distributed to LBHI as a cash dividend.

(6)

Other includes: (i) $106 million related to various pre-petition balances on administrative hold by certain financial institutions, (ii) $97 million related to misdirected wires and other cash received by LBHI for the benefit of third parties and Non-Controlled Affiliates (reported as a payable), (iii) cash collected by LCPI on behalf of a third party for $45 million related to a loan participation agreement; (iv) $26 million related to collections by LBHI on Intercompany-Only Repurchase transactions for the benefit of LCPI, (v) $85 million related to cash received by LBHI related to securities transferred to LBHI under the JPM CDA (as defined below) since March 31, 2010 (effective date of the CDA), and (vi) $83 million primarily related to other miscellaneous items.

Note 5 – Financial Instruments and Other Inventory Positions

Financial instruments and other inventory positions are presented at fair value except, as described below, for certain Private Equity/Principal Investments and Derivative assets. Fair value is determined by utilizing observable prices or pricing models based on a series of inputs to determine the present value of future cash flows. The fair value measurements used to record the financial instruments described below may not be in compliance with GAAP requirements.

The values of the Company’s financial instruments and other inventory positions (recorded on the Balance Sheets) may be impacted by market conditions. Accordingly, adjustments to recorded values, which may be material, may be reflected in future balance sheets.

Financial instruments include Senior Notes, Mezzanine Notes and retained equity interests owned by LBHI and LCPI (collectively “Securitization Instruments”) that were issued by certain securitization structures (Verano and Kingfisher; collectively, the “Structures”). Prior to the Commencement Dates, these Structures were formed primarily with financial instruments that were sold or participated under loan participation agreements with Non-Controlled Affiliates and Debtors. The Securitization Instruments reflected on LBHI and LCPI’s balance sheets are valued based on the lower of their pro-rata share of (i) fair values of the underlying collateral as of March 31, 2013 or (ii) face value of the notes plus accrued interest, plus (iii) any value related to the retained equity interests. The Company has estimated the value of the Securitization Instruments at March 31, 2013 to be approximately $453 million ($108 million owned by LBHI and $345 million owned by LCPI, including $51 million of allocated cash). The Securitization Instruments are collateralized by collected cash, claims against Non-Controlled and Controlled Affiliates, and inventory positions.

Certain entities have instituted hedging programs in order to protect (i) the value of certain derivatives transactions that have not been terminated by counterparties, and (ii) against the loss of value from fluctuations in foreign exchange rates in real estate, derivatives, commercial loans and receivables from certain foreign affiliates. The cash posted as collateral, net of gains or losses on hedging positions, is reflected in “Derivatives Receivables and Related Assets” for approximately $93 million and in “Receivables from Controlled Affiliates and other assets” for approximately $36 million, on the Company’s Balance Sheets as of March 31, 2013.

Commercial Real Estate

Commercial Real Estate includes whole loans, real estate owned properties, joint venture equity interests in commercial properties, shares in the common stock of AvalonBay Communities Inc. (“AVB”) and Equity Residential (“EQR”) (collectively, the shares in AVB and EQR, the “REIT Shares”), and other real estate related investments. The commercial real estate portfolio, other than the REIT Shares, was valued as of December 31, 2012 adjusted for cash activity from January 1, 2013 to March 31, 2013. The valuations of the commercial real estate portfolio, other than the REIT Shares, utilize pricing models (in some cases provided by third parties), which incorporate estimated future cash flows, including satisfying obligations to third parties, discounted back at rates based on certain market assumptions. In many cases, inputs to the pricing models consider brokers’ opinions of value and third party analyses.

On February 27, 2013, the Company sold all of the assets and transferred substantially all of the liabilities of Archstone Enterprise LP (n/k/a Jupiter Enterprise LP, “Archstone”) to EQR and AVB for cash and stock with an aggregate value of approximately $6.5 billion. LBHI and its affiliates received $2.685 billion in cash, before transaction costs, as well as 34,468,085 shares of EQR common stock and 14,889,706 shares of AVB common stock. The REIT Shares are valued based on EQR’s and AVB’s closing price on the New York Stock Exchange on March 28, 2013. The LBHI controlled entities’ preferred and common equity interests in Jupiter Enterprise LP (previously known as Archstone Enterprise LP) were computed in accordance with the order and priority of the equity interests as set forth in section 4.2 of the Jupiter Enterprise LP Agreement.

As of March 31, 2013, commercial real estate assets of $997 million held for the benefit of SASCO 2008-C-2, LLC (“SASCO”, a Debtor-Controlled entity) are reflected as a payable on LCPI’s Balance Sheet with a corresponding secured receivable recorded by SASCO from LCPI. In addition, LBHI and LCPI have recorded an investment in SASCO for the preferred and residual equity interests totaling $1,278 million, reflected in “Investments in Affiliates”. The investment is comprised of: (i) LBHI and LCPI preferred interests of $138 million and $57 million, respectively and (ii) LCPI’s residual equity interests of $1,083 million. SASCO’s assets and liabilities are reflected on its Balance Sheet.

Loans and Residential Real Estate

Loans primarily consist of commercial term loans and revolving credit facilities with fixed maturity dates and are contingent on certain representations and contractual conditions applicable to each of the various borrowers. Loans are recorded at fair value. Residential Real Estate includes whole loans, real estate owned properties, and other real estate related investments. Valuations for residential real estate assets are based on third party valuations, including observable prices for similar assets, and/or internal valuation models utilizing discounted future cash flow estimates.

Private Equity / Principal Investments

Private Equity/Principal Investments include equity and fixed-income direct investments in companies, and general partner and limited partner interests in investment fund vehicles (including private equity) and in related funds. Private equity/principal investments and general partner interests are primarily valued utilizing discounted cash flows and comparable trading and transaction multiples. Publicly listed equity securities are valued at period end quoted prices unless there is a contractual limitation or lock-up on the Company’s ability to sell in which case a discount is applied. Fixed-income principal investments are primarily valued utilizing market trading, comparable spreads and yields, and recovery analysis. Limited partner interests in private equity and hedge funds are valued at the net asset value unless an impairment is assessed. Certain positions are subject to confidentiality restrictions and transfer restrictions for which the Company may need consent from sponsors, general partners and/or portfolio companies in order to (i) share information regarding such positions with prospective buyers and/or (ii) transfer such positions to a buyer.

The investment in Neuberger Berman Group LLC (“NBG”) reflects the Company’s common equity interest. Pursuant to an agreement, in March 2013 the Company sold back to NBG 193,492 of the Company’s Class A Units in NBG for $121 million. The Company received $75 million in cash and the remaining balance of $47 million is reflected in Receivables from Controlled Affiliates and other assets. The NBG common equity interests are beneficially owned by LBHI and several Debtor-Controlled entities.

Derivatives Assets and Derivatives Liabilities

Derivatives assets and derivatives liabilities (reflected in Liabilities Subject to Compromise in the Balance Sheets) represent amounts due from/to counterparties related to matured, terminated and open trades and are recorded at expected recovery/claim amounts, net of cash and securities collateral.

The expected recovery and the expected claim amounts are determined using various models, data sources, and certain assumptions regarding contract provisions. Such amounts reflect the Company’s current estimate of expected values taking into consideration continued analysis of positions taken and valuation assumptions made by counterparties, negotiation and realization history since the beginning of the Chapter 11 cases, and an assessment of the legal uncertainties of certain contract provisions associated with subordination and set off. The Company will continue to review amounts recorded for the derivatives assets and liabilities in the future as the Company obtains greater clarity on the issues referred to above including the results of negotiated and/or litigation settlements of allowed claims; accordingly, adjustments (including write-downs and write-offs) which may be material may be recorded in future balance sheets.

Derivatives claims are recorded (i) in cases where claims have been resolved, at values agreed by the Company and (ii) in cases where claims have not been resolved, at expected claim amounts estimated by the Company. Derivative claims recorded by LBSF include (i) JPM claims to LBHI under the CDA (defined below) and (ii) LBSF’s obligations under the RACERS swaps.

Note 6 – Subrogated Receivables from Affiliates and Third Parties—JPMorgan Collateral Disposition Agreement

The Company and JPM entered into a Collateral Disposition Agreement that became effective on March 31, 2010 (the “CDA”). The CDA provided for a provisional settlement of JPM’s claims against the Debtors and LBHI’s subrogation to JPM’s alleged secured claims against LBI and certain other Affiliates. It also provided for the transfer of a portion of the collateral held by JPM that relates to LBHI as subrogee to LBI (the “Subrogated Collateral”). LBHI has receivables as of March 31, 2013 from certain Affiliates of approximately $7.2 billion (the “Subrogated Receivables”), comprised primarily of $5.0 billion from LBI and $1.7 billion from LBSF.

The estimated fair value of the Subrogated Collateral (excluding the RACERS Notes) as of March 31, 2013 totaled approximately $244 million comprised of inventory positions (residential mortgage-backed securities of $91 million and corporate loans of $68 million) and restricted cash of $85 million. As of March 31, 2013, approximately $266 million of cash collected on certain Subrogated Collateral was applied to reduce the LBI subrogated receivable. The ultimate recovery on the Subrogated Receivables will be determined by a number of factors including the distribution percentages by LBI, LBHI, LBSF and LCPI to their respective unsecured creditors, the resolution of the JPM derivatives claim asserted against LBSF and LBHI and the proceeds from the Subrogated Collateral. The fair value of the Subrogated Collateral will be applied to reduce the LBI Subrogated Receivable in the June 30, 2013 Balance Sheets in accordance with the LBI Settlement Agreement which transfers all rights and proceeds from these assets to LBHI (refer to Note 9 – Due from/to Affiliates for additional information on the LBI Settlement). It is likely that the ultimate recoveries will be substantially less than the total Subrogated Receivables value, and accordingly, adjustments (including write-downs and write-offs) may be material and recorded in future Balance Sheets.

Note 7 – Receivables from Controlled Affiliates and Other Assets

Receivables from Controlled Affiliates and Others Assets reflects certain post-petition activities, including: (i) receivables from controlled affiliates for activities amongst Debtors and Debtor-Controlled Entities for intercompany cash transfers (further described below), encumbered inventory, and administrative expense allocations totaling approximately $3.4 billion with the corresponding liability in Payables to Controlled Affiliates and Other Liabilities and (ii) other assets totaling approximately $435 million.

The following table summarizes the main components of Receivables from Controlled Affiliates and Other Assets as of March 31, 2013:

							Total Debtors
	Debtors					Debtor-	and Debtor-
				Other		Controlled	Controlled
$ in millions	LBHI	LCPI	LBSF	Debtors	Total	Entities	Entities

Encumbered Financial Inventory (1)	$—	$336	$—	$—	$336	$997	$1,333
Archstone Acquisition Entities (2)	1	4	—	—	5	—	5
Fundings for tax reserves at LBHI	—	267	221	9	497	395	891
Fundings and other activites (3)	698	(51)	1	15	663	489	1,152

Receivables from Controlled Affiliates	699	555	222	24	1,501	1,881	3,381
Receivable from Fenway (4)	185	—	—	—	185	—	185
Receivable for unsettled sales of PEPI assets at quarter end	12				12	35	47
Foreign asset backed securities	31	—	—	—	31	—	31
Receivable from third party servicers or agents	—	3	—	—	3	15	18
Receivables for unsettled sales of loans at quarter-end	—	4	—	—	4	—	4
Other	50	27	55	10	142	8	150

Total Other Assets	278	34	55	10	378	57	435

Total Receivables from Controlled Affiliates and Other Assets	$977	$589	$277	$35	$1,878	$1,938	$3,816

(1)

Includes: (i) $336 million of assets encumbered to LCPI (comprised of $275 million in “Private Equity/Principal Investments” and $61 million in “Loans and Residential Real Estate”, both reflected on the Financial Instruments Summary and Activity schedule) and (ii) $997 million in Debtor-Controlled Entities related to assets encumbered at LCPI for the benefit of SASCO.

(2)

Approximately $600 million has been reclassified from “Due from/to Controlled Affiliates” to stockholders’ equity as of March 31, 2013 and approximately $700 million has been repaid by the Archstone Acquisition entities to LCPI as a result of distributions received from Jupiter Enterprise LP related to the sale of the assets of Archstone.

(3)

Includes (i) $64 million in LBHI related to the “Modified Settlement with respect to the Variable Funding Trust” [Docket No. 19370], (ii) $285 million receivable in LBHI from Lux Residential Properties Loan Finance SARL, a Debtor, related to the release of security interest in Archstone as a result of the settlement of the Master Forward Agreement with Aurora Bank FSB, and (iii) $349 million primarily related to fundings by LBHI and cost allocations.

(4)

Unsecured claims asserted by LBHI against LCPI based on the Fenway transactions, as disclosed in the Section 6.5 (h) of the Plan, net of $45 million payments received by LBHI during 2012, as a result of Plan distributions.

Costs Allocation

Administrative expenses related to obligations for certain administrative services and bankruptcy related costs are initially paid by LBHI then allocated to significant Debtor and Debtor-Controlled Entities. The methodology for allocating such expenses is under periodic review by the Company, and a revised methodology was implemented for expenses disbursed beginning April 1, 2012 (the “Post-Effective Methodology”), and the resulting allocations are reflected in the accompanying Balance Sheets. The Post-Effective Methodology categorizes and allocates administrative expenses as follows:

(i)

Costs directly attributable to specific legal entities, such as dedicated staff costs and professional fees associated with assets or legal matters which benefit specific legal entities, are directly assigned to the corresponding legal entities;

(ii)

Costs attributable to the support and management of specific asset portfolios, such as asset management staff, professional fees and technology costs to support the asset portfolios, are allocated to legal entities based on the pro rata ownership of inventory within each asset portfolio;

(iii)

Restructuring costs associated with claims mitigation, distributions, and other bankruptcy-related activities are allocated to Debtor legal entities based on a combination of outstanding unresolved claims and cumulative distributions; and

(iv)	All remaining administrative costs are allocated to legal entities based on a combination of net cash receipts, pro rata ownership of inventory, and outstanding unresolved claims.

The Company continually reviews the methodology for allocating costs, and adjustments, which may be material, may be reflected in future Balance Sheets.

The Debtor Allocation Agreement, which became effective on the Effective Date, provided, among other things, for an allowed administrative expense claim of LBSF against LBHI in the amount of $300 million as a credit against any allocation of administrative costs. As a result, LBSF’s allocated costs have been offset against this credit starting with the fourth quarter of 2011. As of March 31, 2013 approximately $239 million has been applied against this credit. For further information on the Debtor Allocation Agreement, refer to Article VI of the Plan.

Intercompany Cash Transfers

Debtors and Debtor-Controlled Entities have engaged in cash transfers and transactions between one another. These transfers and transactions are primarily to support activities on behalf of certain Debtors and Debtor-Controlled Entities that may not have adequate liquidity for such things as funding private equity capital calls, restructuring certain investments, or paying operating expenses. For advances above a certain minimum dollar amount, the transferring Debtor is entitled to a promissory note accruing interest at a market rate and where available, collateral to secure the advanced funds. Since September 15, 2008, LBHI has advanced funds to, or incurred expenses on behalf of, certain Debtor-Controlled Entities. Similarly, LBHI and LCPI have received cash on behalf of Other Debtors and Debtor-Controlled Entities, most often in cases where the Other Debtors or Debtor-Controlled Entities have sold an asset and may not have a bank account to hold the proceeds received in the sale.

Note 8 – Investments in Affiliates

Investments in Affiliates are reflected in the Balance Sheets at book values and Debtors and Debtor-Controlled Entities that incurred cumulative net operating losses in excess of capital contributions are reflected as a negative amount. The earnings or losses of Debtors owned by (i) Other Debtors (e.g. LBCS is a direct subsidiary of LBSF) or (ii) Debtor-Controlled Entities (e.g. LCPI is a direct subsidiary of Lehman ALI Inc., “ALI”) and the earnings or losses of Debtor-Controlled Entities owned by a Debtor (e.g. ALI is a direct subsidiary of LBHI) are not eliminated in the Balance Sheets and as a result, the Investments in Affiliates reflect the earnings or losses of Debtors and certain Debtor-Controlled Entities more than once. Adjustments to Investments in Affiliates may be required in future Balance Sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheets.

Controlled Entities – Aurora Commercial Corp.

Investments in Controlled Entities reflect the investment in Aurora Commercial Corp. (formerly known as Aurora Bank FSB) (“Aurora”), a wholly owned subsidiary of LBB, which is a wholly owned subsidiary of LBHI, on an equity basis in the amount of $165 million. The investment in Aurora may be adjusted (including write-downs and write-offs) in future Balance Sheets as amounts ultimately realized may vary materially from the amount reflected on the Balance Sheets due to significant costs to wind down and other potential liabilities.

In connection with the various Aurora asset sales, LBB entered into certain guarantee agreements with the respective purchasers of the Aurora assets. In accordance with the terms of those agreements, LBB is potentially liable for an aggregate amount up to a maximum of $100 million, if Aurora fails to perform under its indemnity obligations to the purchasers of its assets. In addition, LBB is required to maintain cash, marketable securities and other liquid assets in an aggregate amount of not less than $125 million and a minimum stockholders’ equity equal to the maximum liability under the guarantees until termination, to occur upon the earlier of (i) the payment and performance in full of the guaranteed obligations and other amounts payable under the guarantees, (ii) the termination or expiration of all guaranteed obligations in accordance with the terms of the purchase agreements, (iii) the amount of LBB’s liability being reduced to zero, and (iv) the third anniversary of the closing date.

On February 9, 2012, the Department of Justice, other federal regulators and 49 state attorneys general announced settlement agreements with respect to the resolution of claims regarding certain foreclosure practices with five of the fourteen largest mortgage servicers. Aurora was not a party to those agreements. In addition, on April 13, 2011, the OTS, the OCC and the Federal Reserve Board entered into consent orders with fourteen servicers, including Aurora (the “April 2011 Consent Order”), that identified certain deficiencies in the residential mortgage servicing and foreclosure processes conducted by Aurora and among other things, set forth requirements for compliance with residential mortgage servicing standards and requires an Independent Foreclosure Review consisting of a review by an independent consultant of foreclosure actions and proceedings pending between January 1, 2009 and December 31, 2010 (the “IFR Process”).

On January 7, 2013, the OCC announced an agreement in principle with certain mortgage servicers subject to the April 2011 Consent Order for mortgage servicing deficiencies to resolve the IFR Process.

On February 28, 2013, the OCC issued an Amendment to the April 2011 Consent Order to which Aurora stipulated relating to the January 7, 2013 agreement to resolve the IFR Process. The Amendment to the April 2011 Consent Order required Aurora to pay $93.2 million in cash and perform certain foreclosure prevention obligations, which the OCC has separately confirmed may be satisfied by the payment of $14.8 million, for an aggregate amount of $108 million. Satisfaction of the requirements of the Amendment to the April 2011 Consent Order will resolve the IFR Process and release Aurora from monetary penalties under the April 2011 Consent Order subject to certain conditions. On March 7, 2013, Aurora paid the $108 million to the OCC and the OCC has acknowledged that it will immediately take steps to terminate the April 2011 Consent Order and the Amendment to the April 2011 Consent Order.

Although Aurora stipulated to an Amendment to the April 2011 Consent Order with the OCC and expects termination of the April 2011 Consent Order and the Amendment to the April 2011 Consent Order, it is possible that various local, state or federal regulatory agencies, law enforcement authorities, servicing agreement counterparties or other parties may seek compensation, monetary penalties and other forms of relief or penalties from Aurora or Aurora Loan Services LLC relating to foreclosure practices. Aurora is unable to reasonably estimate the possible loss or range of loss arising from claims that may arise from Aurora’s historical mortgage foreclosure practices.

On June 5, 2013, Aurora surrendered its federal savings bank charter and merged into Aurora Commercial Corp. (“ACC”), a newly formed non-bank subsidiary of LBB. Through the merger, ACC assumed all of Aurora’s remaining assets, liabilities and commitments. As a result, LBHI and its subsidiary, LBB, no longer directly or indirectly control any savings association or other insured depository institution and were released from registration as savings and loan holding companies.

Non-Controlled Affiliates

All investments in Non-Controlled Affiliates were written off in 2011 as the Company deemed recovery on these equity investments unlikely to occur due to the bankruptcy proceedings of the entities in their local jurisdictions.

Note 9 – Due from/to Affiliates

Due from/to Affiliates represents (i) receivables for transactions among Debtors, Debtor-Controlled Entities and Non-Controlled Affiliates (separately or collectively, “Affiliates”) and (ii) payables by Debtor-Controlled Entities to Debtors and to Non-Controlled Affiliates. When applicable, these balances are net of cash distributions.

The following table summarizes the Due from/to Controlled Affiliates by counterparty for LBHI, LBSF and LCPI as of March 31, 2013:

	LBHI		LBSF		LCPI
$ in millions	Due from	Due to (1)	Due from (2)	Due to (1)	Due from (2)	Due to (1)

Lehman Brothers Holdings Inc	$—	$—	$—	$(14,877)	$42	$(14,724)
LB Special Financing Inc	14,877	—	—	—	93	(792)
Lehman Commercial Paper Inc	14,724	(42)	792	(93)	—	—
LB Commodity Services Inc	856	(40)	—	(332)	—	(4)
LB Commercial Corporation	137	(20)	83	—	269	—
Structured Asset Securities Corp	533	—	0	—	—	(485)
Merit, LLC	—	(20)	—	(16)	234	—
LB Re Financing No1 Limited	7,560	—	—	—	—	—
LB I Group Inc	3,241	(1)	13	—	91	—
Pami ALI LLC	2,152	(86)	1	—	1,006	—
314 Commonwealth Ave Inc	1,710	(17)	—	(2)	—	—
Luxembourg Finance Sarl	833	—	28	—	—	—
Ars Holdings II LLC	728	—	—	—	—	—
Real Estate Private Equity Inc	694	—	—	—	—	—
LB Offshore Partners LTD	602	—	—	(0)	1	—
Lehman ALI Inc	—	(3,228)	—	(0)	3,357	—
LCPI Properties Inc	—	(675)	—	—	21	—
DL Mortgage Corp	—	(251)	0	—	832	—
Other	3,570	(2,278)	330	(41)	629	(639)

Total	$52,218	$(6,658)	$1,247	$(15,363)	$6,575	$(16,644)

(1)	“Due to” balances with Controlled Entities are reflected in Liabilities Subject to Compromise on the March 31, 2013 Balance Sheets.

(2)	Certain balances are reflected in “Due from” as a result of certain assignments of claims against the Debtor and therefore are not netted.

The following table summarizes the Due from/to Non-Controlled Affiliates by counterparty for LBHI, LBSF and LCPI as of March 31, 2013:

	LBHI		LBSF (1)		LCPI
$ in millions	Due from (6) (7)	Due to (3)	Due from (6)	Due to(3)	Due from (6)	Due to (3)

Lehman Brothers Treasury Co BV.	$—	$(31,875)	$1,023	$—	$—	$—
Lehman Brothers Finance S.A. (2)	14,325	—	—	(64)	—	—
Lehman Brothers Inc. (5)	10,635	—	—	—	56	—
Lehman Brothers Bankhaus A.G.	—	(6,830)	—	(199)	—	(1,334)
Lehman Brothers Asia Holding Limited	6,373	—	—	(27)	—	(182)
LB RE Financing No.2 Limited	—	(6,265)	—	—	—	—
Lehman Brothers Securities NV	—	(4,774)	—	(59)	—	—
LB UK Financing Ltd	3,768	—	—	—	—	—
LB SF No.1 Ltd	—	(2,653)	2	—	—	—
Lehman Brothers (Luxembourg) S.A.	1,006	—	—	—	—	—
Lehman Brothers International (Europe) Inc.	—	(1,009)	—	(705)	24	—
LB Commercial Corp. Asia Limited	1,082	—	14	—	—	(1)
LB RE Financing No.3 Limited	—	—	575	—	—	—
Lehman Re Limited	—	(385)	—	(20)	—	(388)
LB UK RE Holdings Limited	463	—	14	—	—	(7)
Lehman Brothers Japan Inc.	—	(152)	—	(168)	—	—
Other (4)	2,133	(4,564)	54	(166)	197	(365)

Total	$39,785	$(58,509)	$1,682	$(1,408)	$277	$(2,277)

(1)	LBSF payable to Lehman Brothers Bankhaus A.G. (“Bankhaus”) includes approximately $19 million of secured payables reported on the Balance Sheets in Secured Claims Payable to Third Parties.

(2)

Balances with Lehman Brothers Finance S.A. (“LBF”) reflect historical balances. The Company has entered into a settlement agreement with LBF in April 2013 which is still subject to certain closing conditions.

(3)	“Due to” balances with Non-Controlled Entities are reflected in Liabilities Subject to Compromise on the March 31, 2013 Balance Sheets.

(4)	Other includes balances with counterparties that have settled or are being managed by a third party liquidator.

(5)

Balances with Lehman Brothers Inc. (“LBI”) have been adjusted to reflect amounts as per the settlement agreement (refer to LBI Settlement Agreement for additional information). LBHI’s General Unsecured Claim against LBI of $1.5 billion, related to the subrogated claim of JPM against LBI, is reflected in Subrogated Receivables from Affiliates and Third Parties.

(6)	“Due From” balances are recorded in the local currency of the Non-Controlled Entity and as a result, balances fluctuate as a result of changes in foreign exchange rates.

(7)	As of March 31, 2013, the LBHI receivable of $1.8 billion from Bamburgh Investments (UK) Limited has been substantially written off as a result of a proposed unwind of the structure.

The Balance Sheets do not reflect potential realization or collectability reserves on the Due from Affiliates or an estimate of potential additional payables to Affiliates, as the aforementioned potential reserves or liabilities are not yet determinable. As a result, adjustments (including write-downs and write-offs) to Due from Affiliates may be recorded in future Balance Sheets.

LBI Settlement Agreement

LBHI and certain of its Debtor and Debtor-Controlled entities and LBI entered into an agreement (“Settlement Agreement”) to settle all intercompany claims between them. The Settlement Agreement was approved by the Bankruptcy Court in the LBI SIPA proceeding and became effective on June 7, 2013. As part of the resolution, LBHI, LBI and LBIE agreed to a protocol for the settlement of claims remaining against the LBI estate as the SIPA trustee focuses on liquidating remaining assets and the allowance of general estate claims. For further information, see the original Motion [Docket #5784] filed by LBI and related subsequent court filings.

The terms of the Settlement Agreement have been reflected in the Balance Sheets as of March 31, 2013. The following table reflects the impact of the Settlement Agreement on the Balance Sheets of the major Debtor and Debtor-Controlled Entities as of March 31, 2013:

	Settlement Agreement
$ in millions	Customer claims (Cash & Securities) (1)	General Unsecured Claims	Other	Total	Balances as of 12/31/12 (2)	Variance	Comments

LBHI	$179	$10,216	$1,740	$12,135	$13,735	$(1,600)	Notes 6, 7
LBSF	218	—	—	218	2,763	(2,545)	Notes 3,5,7
LBCS	32	920	—	952	1,514	(562)	Note 4
LOTC	1,338	178	—	1,516	1,298	218	Notes 5,7
LBCC	11	733	—	744	696	48	Note 3
Woodlands	524	—	—	524	—	524
LB I Group	—	—	—	—	515	(515)	Note 3
LPTSI	154	58	—	212	88	124

Notes:

(1)

Customer Claims include (a) securities (adjusted for mark-to-market gains/losses as of March 31, 2013, an increase of $38 million from September 30, 2012 as reported in the Notes to December 31, 2012 Balance Sheets), (b) an adjustment for assets that may be passed through to derivatives counterparties, (c) cash in lieu of securities relating to redemptions, maturities and other income through December 31, 2012, and (d) misdirected wires received post September 19, 2008.

(2)	Amounts represent (i) net receivables from LBI reflected in the Balance Sheets as “Due from Non-Controlled Affiliates” and (ii) a portion of the Subrogated Receivable from LBI of $1.5 billion.

(3)

The LBHI controlled entities were allowed Subordinated Claims against LBI (LBSF for $8.6 billion, LBCC for $3.3 billion and LB I Group for $746 million) which would be paid from the LBI General Estate if and only to the extent there remain assets in the LBI General Estate after full satisfaction of all senior claims. Subordinated accounts were defined in the Subordination Agreements with LBI as all securities and cash balances in commodities or securities accounts maintained by LBI to be subordinated to any indebtedness due to any LBI creditor. In previously filed Balance Sheets, the Company adjusted the Balance Sheets by netting inventory against intercompany financing transactions with Non-Controlled Affiliates. The Company determined that the expected recoveries from Subordinated Claims with LBI are likely to be zero and as a result, the Company wrote off any balances related to these types of receivables with LBI as of March 31, 2013.

(4)

LBCS had recorded receivables from LBI, as its clearing Chicago Mercantile Exchange (“CME”) member, related to certain LBCS’s derivative trades and related collateral processed through the CME. Per the Settlement Agreement, LBI allowed a General Unsecured Claim for the net liquidation value of commodity accounts held at LBI. LBI and LBCS agreed to a Disputed Amended Claim Adjustment ($32 million), to be paid as a stand-alone one-time cash payment, in order to resolve the dispute that LBCS timely asserted certain claims related to exchange traded derivatives as customer claims. The Company wrote off any variances related to these types of receivables from LBI.

(5)

LBSF and LOTC customer claims balances are comprised of (i) approximately $1.1 billion of customer claims related to derivative contracts that have been reclassified from Due from Non-Controlled affiliates to Derivative Receivables and Related Assets and (ii) approximately $449 million of customer claims related to non-derivative contracts. Certain cash and securities received from LBI will be (i) held as restricted and encumbered to counterparties until resolved, including certain counterparties that filed unliquidated claims or (ii) passed directly through to counterparties. Also, in connection with this settlement, the estimated amount of claims to be allowed has increased in LOTC Balance Sheets.

(6)

Other includes (a) an allowed General Unsecured Claim of $1.5 billion related to the subrogated claim of JPM against LBI, which is included in Subrogated Receivables from Affiliates and Third Parties as of March 31, 2013. In addition, LBI transferred all rights and any proceeds from the LBI assets pursuant to the CDA to LBHI. As a result, the Company will record in subsequent Balance Sheets the fair value of the LBI assets in lieu of the Subrogated Receivables from LBI recorded in the Balance Sheets as of March 31, 2013; and (b) a priority claim of $240 million related to certain tax-related disputes.

(7)

On September 19, 2008, prior to the commencement of proceedings pursuant to the Securities Investor Protection Act of 1970 (“SIPA”), LBI transferred virtually all of its subsidiaries to ALI, a subsidiary of LBHI, in exchange for paid-in-kind promissory notes (“PIK Notes”). Pursuant to the Settlement Agreement, the PIK Notes are being settled at $350 million and assigned to LOTC, LBHI and LBSF in lieu of cash distributions from LBI on a portion of the allowed customer claims for cash. As of March 31, 2013, Lehman ALI has recorded $350 million as the liability for the PIK Notes; Lehman ALI will record in the June 30, 2013 Balance Sheets payables to LBHI, LBSF and LOTC to reflect the aforementioned assignments.

Note 10 – Payables to Controlled Affiliates and Other Liabilities

Payables to Controlled Affiliates and Others Liabilities reflects: (i) payables to controlled affiliates for activities amongst Debtors and Debtor-Controlled Entities for cash transfers, encumbered inventory and administrative expenses allocation totaling approximately $3.4 billion with the corresponding receivables in Receivables from Controlled Affiliates and Other Assets and (ii) other liabilities totaling approximately $784 million. The following table summarizes the main components of Payables to Controlled Affiliates and Other Liabilities as of March 31, 2013:

							Total Debtors
	Debtors					Debtor-	and Debtor-
				Other		Controlled	Controlled
$ in millions	LBHI	LCPI	LBSF	Debtors	Total	Entities	Entities

Encumbered Financial Inventory (1)	$61	$997	$—	$—	$1,058	$275	$1,333
Archstone Acquisition Entities (2)	—	—	—	—	—	5	5
Fundings for tax reserves at LBHI	891	—	—		891	—	891
Fundings and other activites (3)	413	73	0	294	780	373	1,152

Payables to Controlled Affiliates	1,365	1,070	0	294	2,729	653	3,381
Distributions on Allowed Claims (not remitted)	130	137	138	8	412	—	412
Misdirected wires	97	—	—	—	97	—	97
Other	180	68	(0)	1	248	26	274

Total Other Liabilities	407	204	138	8	757	26	784

Total Payables to Controlled Affiliates and other liabilities	$1,772	$1,274	$138	$303	$3,486	$679	$4,165

(1)

Includes (i) $61 million of residential real estate assets in LBHI encumbered to LCPI, (ii) $997 million of encumbered assets at LCPI held for the benefit of SASCO, and (iii) $275 million in Debtor-Controlled Entities related to “Private Equity/Principal Investment” assets encumbered to LCPI.

(2)

Approximately $600 million has been reclassified from “Due from/Due to Controlled Affiliates” to stockholders’ equity as of March 31, 2013 and approximately $700 million has been repaid by the Archstone Acquisition Entities to LCPI as a result of distributions received from Jupiter Enterprise LP related to the sale of the assets of Archstone.

(3)	Includes $64 million at LCPI related to the “Modified Settlement with respect to the Variable Funding Trust” [Docket No. 19370].

Note 11 – Taxes Payable

As of March 31, 2013, the Company has recorded an estimate of approximately $1.15 billion for potential amounts owed to federal, state, and local taxing authorities, net of the refund claims and the anticipated five-year federal NOL carryback.

LBHI has a historical receivable, adjusted for certain activities, for the estimated amount of LBI’s portion of those taxes. In February 2013, a global settlement was reached on all intercompany transactions between LBHI and LBI. The settlement as it pertains to tax generally covers all pre-petition consolidated federal/combined state as well as consolidated federal/combined state post-petition liabilities through ultimate deconsolidation of LBI from the tax group.

The Debtor Allocation Agreement, which became effective on the Effective Date, includes the following key tax-related provisions: (i) additional claims among the Debtors will be allowed in order to reflect the appropriate allocation of any audit changes/adjustments to the LBHI consolidated federal/combined state and local income tax returns (including by way of amended returns), taking into account historic tax sharing principles and (ii) in the event that LBI (or any other member of the LBHI consolidated federal/combined state and local income tax group) does not satisfy its share of the final tax liabilities, LBHI will equitably allocate the unsatisfied liability among all Debtor members of its consolidated federal/combined state and local income tax group.

The Debtor Allocation Agreement also addresses the relationship among the Debtors and certain Affiliates with respect to consolidated federal / combined state & local income taxes for tax years ending after the Effective Date.

The IRS filed a Proof of Claim on December 22, 2010 in the amount of approximately $2.2 billion against the Company with respect to the consolidated federal income tax returns LBHI filed on behalf of itself and its subsidiaries in the 2001 through 2007 tax years. The IRS’s claim reflects the maximum claim amount for numerous disputed federal tax issues that the Company has since resolved or plans to continue to attempt to resolve through the administrative dispute resolution process and litigation, if necessary. In March 2012, and again in October 2012, the Bankruptcy Court approved an interim settlement of certain audit issues raised by the IRS during the course of its audit of the LBHI consolidated group’s pre-petition taxable years. Following the October 2012 settlement, only two federal tax issues with respect to pre-petition tax years remain unresolved: (i) stock loan (currently in litigation) and (ii) a withholding tax issue. The IRS’s claim does not reflect the five-year carryback of LBHI’s consolidated net operating loss from 2008. The IRS has commenced an audit of the 2008-2010 consolidated federal income tax returns of the LBHI group, including the amount of the 2008 net operating loss. Further, the LBHI consolidated group is due a refund of several hundred million dollars from the IRS for the tax years 1997 through 2000 and 2006. The IRS’s $2.2 billion claim takes into account a reduction of the IRS’s claim for the 2006 tax year refund, but it has not been reduced by the refund for the tax years 1997 through 2000 (which is approximately $126 million plus interest) owed to LBHI because the IRS has not indicated which tax claims it intends to offset against this portion of the refund.

In accordance with a cash reserve stipulation entered into in December 2011 with the IRS, and a Reserve & Reimbursement Agreement among the Debtors and certain Affiliates, effective as of the Effective Date, the Debtors established on the Effective Date a cash reserve covering the $2.2 billion IRS Proof of Claim.

As of March 31, 2013, the outstanding unresolved Priority Tax Claims filed by states, cities, and municipalities approximated $25 million.

In certain circumstances, the Company may be subject to withholding taxes, transactional taxes or taxes on income in certain jurisdictions with respect to the realization of financial positions as assets are disposed of during the course of liquidation.

Note 12 – Liabilities Subject to Compromise

Liabilities Subject to Compromise as of March 31, 2013 have been estimated at approximately $314 billion, net of distributions and adjustments.

Over $1.3 trillion of claims have been asserted against the Debtors. To date, the Company has identified many claims that it believes should be disallowed for a number of reasons, including but not limited to claims that are duplicative of other claims, claims that are amended by later filed claims, late filed claims, claims that are not properly filed against a Debtor in these proceedings and claims that are either overstated, asserted an incorrect priority or that cannot otherwise properly be asserted against these Debtors. Through March 31, 2013, the Debtors have allowed approximately $309 billion in claims and continue working to reconcile and resolve the remaining disputed claims.

In preparing the Balance Sheets, the Company has reviewed all available claims data as it relates to each of the Debtors. As a result, the Company has reduced its estimates of Liabilities Subject to Compromise for certain Debtors as of March 31, 2013 by approximately $5.9 billion from December 31, 2012 due to (i) a reduction of estimated third party guarantee claims resulting from an agreement with LBIE’s creditors and (ii) a change in the most recent claims estimate based on the information available to date. The Company will continue to review its estimate of Liabilities Subject to Compromise as more information becomes available in the future, including such items as claims settlements, distributions and Court decisions. Determinations of allowed amounts may be higher or lower than the recorded estimates, and accordingly, adjustments, which may be material, may be recorded in future Balance Sheets.

Distributions Pursuant to Plan

On April 4, 2013 the Debtors made a third distribution to creditors totaling $14.2 billion. This distribution included (i) approximately $9.4 billion of payments to third-party creditors and non-controlled affiliates, (ii) $4.4 billion of payments among the Lehman Debtors and their controlled affiliates, and (iii) $370 million of catch-up payments to holders of recently allowed claims at the time of the previous distributions (refer to Exhibit B to the Court filing, Docket No. 36209, for further detail).

In accordance with section 8.13(c) of the Plan, to the extent that any Debtor has Available Cash, as defined in section 1.5 of the Plan, after all Allowed Claims against that Debtor have been satisfied in full, each holder of each such Allowed Claim shall be entitled to receive post-petition interest on the Allowed amount of such Claim. The Company has not accrued interest in this Balance Sheet.

Note 13 – Currency Translation

The Company’s general ledger systems automatically translate assets and liabilities (excluding primarily Due to Affiliates and Liabilities Subject to Compromise) having non-U.S. dollar functional currencies using exchange rates as of the Balance Sheets’ date. The gains or losses resulting from translating non-US dollar functional currency into U.S. dollars are reflected in Stockholders’ Equity.

Note 14 – Legal Proceedings

The Company is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the bankruptcy proceedings and various other matters. The Company is unable at this time to determine the financial impact of such proceedings and the impact that any recoveries or liabilities may have upon the Balance Sheets. As more information becomes available, the Company may record revisions, which may be material, in future Balance Sheets.

Note 15 – Financial Systems and Control Environment

Procedures, controls and resources used to create the Balance Sheets were modified, including a significant reduction in resources, in comparison to what was available to the Company prior to the Chapter 11 cases. The Company is continuously reviewing its accounts, and as a result, modifications, errors and potential misstatements might be identified. Consequently, the Company may record adjustments, which may be material, in future Balance Sheets.

Note 16 – Accompanying Schedules

The amounts and estimates disclosed in the Accompanying Schedules to the Balance Sheets included in this filing are based on the information available at the time of the filing and are subject to change as additional information becomes available.

Note 17 – Rounding

The Balance Sheets, the Management’s Discussion and Analysis, and the Accompanying Schedules may have rounding differences in their summations. In addition, on the Balance Sheets there may be rounding differences between the financial information on the Accompanying Schedules and the related amounts.

Note 18 – Subsequent Events

LBF Settlement Agreement

On March 27, 2013, the Company executed a settlement agreement with LBF to settle the claims between LBF and LBHI and other Debtor and Debtor-Controlled entities. The agreement is not yet effective, and the timing as to when it will become effective is uncertain subject to a number of conditions precedent.

Sale of LBI Unsecured Claims

In May 2013, the Company announced that it intended to explore monetization opportunities related to its general unsecured claims against LBI (“GUC”). In a series of three sale transactions in May and June 2013, the Company sold approximately $7.1 billion face amount of its GUC (approximately half of the Company’s GUC) for total proceeds of approximately $3.2 billion. In connection with these transactions, the Company has agreed not to transfer, assign or participate any of its remaining general unsecured claims against LBI prior to December 15, 2013 and at least $2.5 billion of such claims for eighteen (18) months from the closing of the transaction.

Sale of AVB and EQR Shares

In May 2013, the Company sold approximately 53% and 44% of its stakes in AVB and EQR, respectively, through a secondary offering for net cash proceeds of approximately $1.9 billion. The proceeds were subsequently used to pay down the preferred equity interests (“Preferred Equity”) of Jupiter Enterprise L.P. (“Jupiter”) held by various LBHI Controlled Entities. As of June 30, 2013, the remaining balance of the Preferred Equity, including accrued paid-in-kind interest, was approximately $1.8 billion. The Preferred Equity is owned by the following Debtors and Debtor-Controlled Entities: (i) 38% by LCPI, through its wholly-owned subsidiaries ACQ SPV I Paper LLC and ACQ SPV II Paper LLC, (ii) 21% by SASCO, (iii) 20% by Lux Residential Properties Loan Finance SARL, (iv) 15% by LBHI, through its wholly-owned subsidiary ACQ SPV I Holdings LLC, and (v) 6% by other Debtor-Controlled Entities. LCPI, through various wholly-owned subsidiaries, including Property Asset Management Inc., holds the common equity interest in Jupiter.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of March 31, 2013

(Unaudited)

($ in millions)	Lehman Brothers Holdings Inc. 08-13555	Lehman Brothers Special Financing Inc. 08-13888	Lehman Brothers Commodity Services Inc. 08-13885	Lehman Brothers Commercial Corporation 08-13901	Lehman Brothers OTC Derivatives Inc. 08-13893	Lehman Brothers Financial Products Inc. 08-13902	Lehman Brothers Derivative Products Inc. 08-13899	Lehman Commercial Paper Inc. 08-13900	Luxembourg Residential Properties Loan Finance S.a.r.l. 09-10108	Other Debtors (2)	Total Debtor Entities (1)	Total Debtor- Controlled Entities (3)	Total LBHI Controlled Entities
Assets
Cash and short-term investments	$4,975	$1,318	$46	$56	$7	$51	$1	$3,865	$—	$6	$10,325	$1,069	$11,394
Cash and short-term investments pledged or restricted	8,449	2,535	373	410	129	218	289	318	7	137	12,864	57	12,922
Financial instruments and other inventory positions:
Commercial Real estate	310	0	—	—	—	—	—	1,899	666	—	2,875	3,904	6,779
Loans and Residential Real Estate	177	11	—	—	—	—	—	801	—	—	989	304	1,292
Principal investments	176	—	—	—	—	—	—	450	—	—	626	2,307	2,932
Derivative Receivables and Related Assets	—	1,826	19	177	971	10	—	0	—	60	3,063	25	3,088

Total Financial instruments and other inventory positions	662	1,837	19	177	971	10	—	3,150	666	60	7,552	6,539	14,091
Subrogated Receivables from Affiliates and Third Parties	7,179	—	—	—	—	—	—	—	—	—	7,179	—	7,179
Receivables from Controlled Affiliates and other assets	977	277	5	24	3	1	1	589	(0)	2	1,878	1,938	3,816
Investments in Affiliates	(37,884)	179	(0)	—	—	—	—	3,052	—	(178)	(34,831)	(35,212)	(70,043)
Due from Affiliates:
Controlled Affiliates	52,218	1,247	378	20	—	0	2	6,575	0	761	61,202	7,873	69,074
Non-Controlled Affiliates	39,785	1,682	1,268	1,345	627	0	0	277	—	25	45,009	5,243	50,252

Total Due from Affiliates	92,003	2,929	1,646	1,365	627	0	2	6,852	0	787	106,211	13,115	119,326

Total Assets	$76,361	$9,076	$2,089	$2,032	$1,736	$279	$293	$17,826	$673	$813	$111,179	$(12,494)	$98,685

Liabilities and stockholders’ equity
Liabilities
Payables to Controlled Affiliates and other liabilities	$1,772	$138	$0	$7	$2	$1	$1	$1,274	$286	$6	$3,486	$679	$4,165
Due to Affiliates:
Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	19,783	19,783
Non-Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	2,369	2,369

Total Due to Affiliates	—	—	—	—	—	—	—	—	—	—	—	22,152	22,152
Secured Claims Payable to Third Parties	2,036	22	—	—	—	—	—	—	—	—	2,058	—	2,058
Taxes Payable	661	—	2	3	—	—	—	33	—	1	700	451	1,150
Liabilities Subject to Compromise	246,516	37,123	1,881	1,023	1,008	4	93	23,829	594	1,956	314,026	0	314,027

Total Liabilities	250,984	37,283	1,884	1,033	1,009	5	94	25,135	879	1,963	320,270	23,281	343,552
Stockholders’ Equity	(174,623)	(28,207)	205	999	727	274	199	(7,310)	(206)	(1,150)	(209,091)	(35,775)	(244,866)

Total Liabilities and Stockholders’ Equity	$76,361	$9,076	$2,089	$2,032	$1,736	$279	$293	$17,826	$673	$813	$111,179	$(12,494)	$98,685

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.
(2)	Certain Other Debtor’s Balance Sheets are presented on page 17.
(3)	Certain Debtor-Controlled entities’ Balance Sheets are presented on page 18.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of March 31, 2013 (Certain Other Debtors)

(Unaudited)

($ in millions)	LB 745 LLC 08-13600	CES Aviation LLC 08-13905	CES Aviation V 08-13906	CES Aviation IX 08-13907	Struc- tured Asset Securities Corp- oration 09-10558	East Dover Ltd 08-13908	Lehman Scottish Finance LP 08-13904	LB Rose Ranch LLC 09-10560	LB 2080 Kalakaua Owners LLC 09-12516	BNC Mortgage LLC 09-10137	LB Somerset LLC 09-17503	LB Preferred Somerset LLC 09-17505	PAMI Statler Arms LLC 08-13664	MERIT LLC 09-17331	Other Debtors (1)
Assets
Cash and short-term investments	$6	$—	$0	$0	$0	$—	$0	$—	$(0)	$0	$—	$—	$—	$0	$6
Cash and short-term investments pledged or restricted	13	22	3	6	72	0	2	1	—	17	—	—	—	1	137
Financial instruments and other inventory positions:
Commercial Real estate	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Loans and Residential Real Estate	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Principal investments	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Derivative Receivables and Related Assets	—	—	—	—	—	—	—	—	—	—	—	—	—	60	60

Total Financial instruments and other inventory positions	—	—	—	—	—	—	—	—	—	—	—	—	—	60	60
Subrogated Receivables from Affiliates and Third Parties	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Receivables from Controlled Affiliates and other assets	0	—	—	—	—	—	—	1	0	—	—	0	0	—	2
Investments in Affiliates	—	—	—	—	—	—	(178)	—	—	—	—	—	—	—	(178)
Due from Affiliates:
Controlled Affiliates	173	—	0	0	485	—	65	—	—	2	—	—	—	36	761
Non-Controlled Affiliates	9	—	—	—	8	9	—	—	—	—	—	—	—	—	25

Total Due from Affiliates	182	—	0	0	493	9	65	—	—	2	—	—	—	36	787

Total Assets	$200	$22	$3	$6	$566	$9	$(111)	$2	$0	$19	$—	$0	$0	$96	$813

Liabilities and stockholders’ equity
Liabilities
Payables to Controlled Affiliates and other liabilities	$0	$0	$0	$0	$4	$1	$0	$0	$0	$1	$0	$0	$0	$0	$6
Due to Affiliates:
Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Non-Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Due to Affiliates	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Secured Claims Payable to Third Parties	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Taxes Payable	—	—	—	—	1	—	—	—	—	—	—	—	—	—	1
Liabilities Subject to Compromise	44	21	8	9	1,478	—	—	6	40	13	7	10	0	319	1,956

Total Liabilities	44	21	8	9	1,483	1	0	6	40	14	8	10	0	320	1,963
Stockholders’ Equity	156	1	(5)	(3)	(917)	9	(111)	(5)	(40)	5	(8)	(10)	0	(224)	(1,150)

Total Liabilities and Stockholders’ Equity	$200	$22	$3	$6	$566	$9	$(111)	$2	$0	$19	$—	$0	$0	$96	$813

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of March 31, 2013 (Debtor-Controlled Entities)

(Unaudited)

($ in millions)	Lehman ALI Inc. (2)	Property Asset Management Inc. (3)	LB I Group Inc. (3)	LB Hercules Holdings LLC (3)	Lehman Brothers Bancorp Inc. (3)	PAMI Holdings LLC	SASCO 2008 C-2 LLC (4)	Other Debtor- Controlled Entities	Debtor - Controlled Group Elims (1)	Total Debtor- Controlled Entities
Assets
Cash and short-term investments	$300	$22	$71	$(0)	$7	$32	$16	$622	$—	$1,069
Cash and short-term investments pledged or restricted	6	—	12	2	26	—	—	12	—	57
Financial instruments and other inventory positions:
Commercial Real estate	1,943	608	5	—	—	508	270	570	—	3,904
Loans and Residential Real Estate	63	2	0	—	111	—	—	128	—	304
Principal investments	(8)	—	1,454	73	—	—	—	787	—	2,307
Derivative Receivables and Related Assets	0	—	—	—	—	—	—	24	—	25

Total Financial instruments and other inventory positions	1,999	610	1,459	73	111	508	270	1,510	—	6,539
Subrogated Receivables from Affiliates and Third Parties	—	—	—	—	—	—	—	—	—	—
Receivables from Controlled Affiliates and other assets	446	4	123	38	4	—	997	534	(208)	1,938
Investments in Affiliates	(38,019)	37	(0)	—	170	—	—	186	2,415	(35,212)
Due from Affiliates:
Controlled Affiliates	6,156	0	710	8	0	—	—	2,759	(1,760)	7,873
Non-Controlled Affiliates	1,925	3	14	26	1	—	—	3,274	—	5,243

Total Due from Affiliates	8,080	3	724	34	1	—	—	6,033	(1,760)	13,115

Total Assets	$(27,187)	$675	$2,389	$147	$319	$540	$1,282	$8,895	$446	$(12,494)

Liabilities and stockholders’ equity
Liabilities
Payables to Controlled Affiliates and other liabilities	$132	$63	$280	$1	$0	$34	$5	$378	$(212)	$679
Due to Affiliates:
Controlled Affiliates	11,114	—	4,870	21	140	—	—	5,399	(1,760)	19,783
Non-Controlled Affiliates	421	0	37	2	0	—	—	1,908	—	2,369

Total Due to Affiliates	11,535	0	4,907	23	140	—	—	7,307	(1,760)	22,152
Secured Claims Payable to Third Parties	—	—	—	—	—	—	—	—	—	—
Taxes Payable	440	—	5	1	—	—	—	4	—	451
Liabilities Subject to Compromise	0	—	—	—	—	—	—	0	—	0

Total Liabilities	12,107	63	5,192	25	140	34	5	7,689	(1,973)	23,281
Stockholders’ Equity	(39,294)	612	(2,804)	122	179	506	1,278	1,207	2,419	(35,775)

Total Liabilities and Stockholders’ Equity	$(27,187)	$675	$2,389	$147	$319	$540	$1,282	$8,895	$446	$(12,494)

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances reflect the impact of eliminations of (i) Intercompany balances only between Debtor-Controlled Entities and (ii) investments in subsidiaries only between Debtor-Controlled Entities.
(2)	Lehman Ali Inc is reflected on a consolidated basis excluding wholly owned subsidiaries that are Debtor entities and Sasco 2008 C-2 LLC.
(3)	Entities are reflected on a consolidated basis, e.g. Property Asset Management Inc. includes its wholly owned subsidiary, Orbit RE LLC.
(4)

Sasco 2008 C-2 LLC (Sasco) includes a secured receivable from LCPI related to the participations of commercial real estate loans. The preferred equity interests in Sasco are held by LBHI (70.7%) and LCPI (29.3%).

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended March 31, 2013

CONTENTS

1.	Introductory Notes	20

2.	Highlights – Section 15.6(b)(ii)(A)	21

	2.1. Trends and Uncertainties

	2.2. Significant Events, Developments and Other Activities

3.	Investments and Expenditures – Section 15.6(b)(ii)(B)	24

4.	Asset Sales, Restructurings and Other – Section 15.6(b)(ii)(C)	25

5.	Claims Update – Section 15.6(b)(ii)(D)	27

	5.1. Claims Reconciliation and Resolution Update

	5.2. Significant Claims Settlements

6.	Litigation Update – Section 15.6(b)(ii)(E)	29

7.	Costs and Expenses – Section 15.6(b)(ii)(F)	31

8.	Appendix A – Glossary of Terms	32

Section references above are to the Plan.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended March 31, 2013

1.	INTRODUCTORY NOTES

This report contains forward-looking statements that reflect known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by these forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements containing information regarding the intent, belief or current expectation of the Company and members of its management. Forward-looking statements reflect the Company’s current views with respect to future events as well as various estimates, assumptions and comparisons based on available information, many of which are subject to risks and uncertainties. Readers of this report should not place undue reliance on these forward-looking statements.

The reader should read this report and the documents referenced herein (in particular, the accompanying Balance Sheets and Accompanying Schedules, and the 2013+ Cash Flow Estimates) completely and with the understanding that as more information becomes available to the Company, any forward-looking statements may change, potentially in a material respect. The Company does not undertake any obligation to update any forward-looking statements contained in this report, but reserves the right to do so.

In addition, material uncertainties continue to exist regarding the ultimate value realizable from the Company’s assets, the timing of asset recoveries, future costs, and the eventual level of creditors’ allowed claims. These may have a significant effect on the timing and quantum of any future distributions to creditors. Accordingly, creditors should not rely upon this report as the sole basis of an estimate of the value of their claims, or as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities.

This report refers to various defined terms as set out in the Glossary of Terms in Appendix A.

Objectives

On March 6, 2012 (the “Effective Date”), the Plan became effective and the Debtors emerged from bankruptcy with new Boards of Directors (LBHI’s Board of Directors hereinafter referred to as the “Board”). The Company continues to pursue the objective of asset value maximization and timely distributions to creditors of available cash through the optimal execution of an orderly wind down process and the judicious and timely resolution of claims. Pursuant to the Plan, the Company has made and expects to continue to make semi-annual distributions to creditors of all debtors, with each entity subject to review at each Distribution Date.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended March 31, 2013

2.	HIGHLIGHTS – Section 15.6(b)(ii)(A)

2.1	TRENDS AND UNCERTAINTIES

The Company owns real estate, private equity investments, loans, derivatives contracts, and other assets in a wide variety of local, domestic and global markets, and as such, in future periods the values of these assets are subject to trends, events and factors beyond the Company’s control, including but not limited to: the local, domestic and global economic environment; changes in budget, tax and fiscal policies in the U.S. and other countries; fluctuations in debt and equity markets, interest rates, and currency exchange rates; litigation risk; and changes in regulatory requirements.

The 2013+ Cash Flow Estimates and its accompanying notes reflect the Company’s views on trends and uncertainties that have, or are reasonably likely to have, a material effect on the Company’s financial condition as of such date. Except as noted therein, the Company is not aware of any additional trends, events or uncertainties not reflected therein that will materially change the information contained in this report.

2.2	SIGNIFICANT EVENTS, DEVELOPMENTS AND OTHER ACTIVITIES

This section provides an update on various significant distribution, asset management and monetization, claim, affiliate and other activities:

For the quarter ended March 31, 2013:

•	The Company realized gross cash receipts of approximately $5.2 billion in the quarter ending March 31, 2013, including;

•	Receipts from asset management and monetization activities of approximately $4.6 billion, including:

•

The receipt of approximately $2.62 billion of net cash proceeds, as well as 14.9 million shares of AvalonBay Communities, Inc. (“AVB”) and 34.5 million shares of Equity Residential (“EQR”) common stock at the close of the previously announced sale of Archstone (n/k/a Jupiter Enterprise LP) to EQR and AVB. See additional related disclosure below in the activities for the period subsequent to March 31, 2013;

•	The receipt of approximately $523 million related to the sales of and principal pay downs on corporate and residential loans;

•

Collections of approximately $658 million from private equity and principal investments, including distributions from GP and LP stakes in private equity and hedge funds and the receipt of approximately $111 million from the pay down of the Varel International loan;

•	The sale of a portion of the Company’s common equity investment in Neuberger Berman Group LLC for $121 million;

•	Collections of approximately $440 million in derivatives, including approximately $248 million related to a SPV transaction.

•	The receipt of approximately $538 million in distributions from Non-Controlled Affiliates, including approximately $422 million from Lehman Brothers Asia Holdings.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended March 31, 2013

For the period subsequent to March 31, 2013:

•

The Company realized gross cash receipts from asset management activities of approximately $3.1 billion in April and May 2013, primarily from the receipt of approximately $1.95 billion of cash proceeds, net of transaction fees, from the secondary public offering of approximately 7.87 million and 15.07 million shares of common stock of AVB and EQR representing approximately 52.9 percent and 43.7 percent, of the Company’s holdings, respectively.

•	The Company received approximately $125 million from Lehman Brothers Treasury Co BV. (“LBT”). LBT made its first distribution at a rate of 12.27% to allowed creditors on May 8, 2013.

•

In a series of three sale transactions in May and June 2013, the Company sold approximately $7.1 billion face amount of its general unsecured claim against LBI (“GUC”), or approximately half of the Company’s GUC holdings, for total net proceeds of approximately $3.2 billion. In connection with these transactions, the Company agreed to certain lock-up provisions which restrict future sales of GUC for specified periods.

Other Activities:

•	Distributions and Claims:

•

On April 4, 2013, the Company made its third distribution to creditors holding allowed claims. The total distribution to creditors was approximately $14.2 billion, of which approximately $9.8 billion were distributed to third party creditors and $4.4 billion were distributed to Debtor and Debtor-Controlled Entities. Please see Docket No. 36209 for further information;

•

Unresolved filed claims decreased by approximately $14.7 billion to $161.6 billion as of March 31, 2013, from $176.3 billion as of December 31, 2012, due to the settlement, withdrawal or expungement of claims. As of March 31, 2013, the Company has estimated Active Claims to be allowed of approximately $41.3 billion, which represents a decrease of approximately $8.7 billion from $50.0 billion at December 31, 2012 primarily due to a reduction in Third-Party Guarantee Claims of approximately $5.9 billion and the allowance of approximately $2.3 billion claims during the quarter. See Schedule 5.1 – Claims Reconciliation and Resolution Update for further details.

•	Non-Controlled Affiliates:

•

On February 26, 2013, the Company entered into an agreement with LBI to settle all intercompany claims (Docket No. 5784 filed by LBI). The Company’s customer claims against LBI were allowed at an agreed amount of $2.9 billion (valued as of March 31, 2013). The Company’s general unsecured claims were allowed at an agreed amount of approximately $13.6 billion (including $1.5 billion relating to a subrogated claim by JP Morgan against LBI);

•

On March 27, 2013, the Company executed a settlement agreement with LBF (Docket No. 36300) to settle the claims between LBF and LBHI and other Debtor and Debtor controlled entities. The agreement is not yet effective, and the timing as to when it will become effective is uncertain subject to a number of conditions precedent.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended March 31, 2013

•

Prior to the third Plan distribution, LBHI entered into agreements with certain creditors to reduce the reserves required to be retained in accordance with the Plan and subsequent order of the Bankruptcy Court on account of disputed claims against LBHI and certain other Debtors.

•

The UK Pensions Regulator has asserted a claim against various Lehman entities in the UK, including PWC- and LBHI-administered entities in relation to the deficit in the UK Lehman Brothers Pension Scheme. Certain of those entities have now entered into an agreement, known as the pensions claim deed, whereby GBP 153.1million has been paid to a newly established trust to reserve collectively for the potential pensions claim against the parties to the pensions claim deed. It is intended that this collective reserve will allow various UK entities to release existing reserves for the potential pensions claim and distribute cash to creditors, including LBHI.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended March 31, 2013

3.	INVESTMENTS AND EXPENDITURES – Section 15.6(b)(ii)(B)

The following schedule denotes new investments in any asset or permitted expenditures in the period between January 1, 2013 and March 31, 2013 to preserve existing assets (in each case a single transaction or series of related transactions on a cumulative basis after the Effective Date in excess of $25 million):

There were no investments or expenditures during the quarter in excess of $25 million.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended March 31, 2013

4.	ASSET SALES, RESTRUCTURINGS AND OTHER – Section 15.6(b)(ii)(C)(1)

The following schedule denotes any restructurings, settlements and sales, including any realized gains or losses relative to the market value reported in the prior period balance sheet, and relative to undiscounted cash flow estimates as reported in the 2013+ Cash Flow Estimates for principal amounts, wind-downs or liquidations of the Debtors’ existing assets, in each case, solely with respect to any asset that has an estimated undiscounted cash flow principal amount greater than $50 million for derivatives, loans, or private equity or principal investments managed assets, and greater than $75 million for real estate managed assets. The aforementioned are referred to as “Significant Monetizations”:

($ millions)	Actual Principal Collected (2)	2013+ Cash Flow Estimates (3)	12/31/2012 Balance Sheets Value (4)	Realized Gain / (Loss) Relative to 2013+ Cash Flow Estimate	Realized Gain / (Loss) Relative to 12/31/12 Balance Sheets Value
Loans and Securitizations
Fairpoint 3-31-08 (Equity and New TL)	$73	$72	$72	$1	$1
USIS(Altegrity)	10	9	10	0	—
Verano Mezzanine Note	17	17	17	—	—
Bristol-Myers Squibb Bonds (5)	81	81	56	(0)	25

Total Loans and Securitizations (6)	$181	$179	$154	$1	$26

Private Equity / Principal Investments (7)
Varel	$111	$111	$103	$(0)	$8
Meg Energy	105	105	100	—	5
Cordillera Energy Partners / Apache Corp.	6	6	6	—	0
NB Private Equity Partners	64	64	59	0	5
Neuberger Berman Equity	121	121	121	—	—
Kingfisher—Class A Notes	5	5	3	0	2
GP and LP Stakes in PE and Hedge Funds	230	230	223	—	7

Total Private Equity / Principal Investments	$643	$643	$615	$0	$28

Derivatives (7)
Deal A	$248	$248	$248	$—	$0
Deal B	54	54	52	—	2

Total Derivatives	$302	$302	$300	$—	$2

Real Estate
Archstone	$2,624	$2,624	$2,624	$—	$—

Total Real Estate	$2,624	$2,624	$2,624	$—	$—

Total Significant Monetizations	$3,750	$3,748	$3,694	$1	$56

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended March 31, 2013

Notes to Asset Sales, Restructurings and Other:

1.	All values that are exactly zero are shown as “-”. Values between zero and $0.5 million appear as “0”. Totals may not foot due to rounding.

2.	Partial monetizations below $5 million are not reflected above. Some transactions have not settled and are recorded as Receivables from Controlled Affiliates and other assets on the Balance Sheet.

3.	Represents undiscounted cash flow of the estimated principal (and related accrued income, if any) amount reflected in the 2013+ Cash Flow Estimates for the asset.

4.	Represents the recorded value reported on the prior period balance sheet (as of December 31, 2012) for the asset.

5.	The December 31, 2012 Balance Sheets represent the amounts paid by LBHI for exercising the warrants which were held in CDA.

6.	As of March 31, 2013, within Corporate Loans, there was one significant position undergoing a restructuring. In aggregate, this asset had a total funded amount of $123 million.

7.	Certain monetizations are anonymous due to confidentiality requirements.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended March 31, 2013

5.	CLAIMS UPDATE – Section 15.6(b)(ii)(D) (1)

5.1	CLAIMS RECONCILIATION AND RESOLUTION UPDATE

The following schedule is an update of the claims reconciliation and resolution process:

($ billions)		First Quarter Activity			March 31, 2013 Claims Balance
Claim Category	December 31, 2012 Claims Balance	Additional Allowed Claims	Change in Estimated Active Claims	March 31, 2013 Claims Balance	LBHI	LCPI	LBSF	Other Debtors
Direct Claims:
Debt	$99.7	$0.0	$0.0	$99.7	$99.0	$—	$—	$0.7
Derivatives	26.2	0.6	(0.6)	26.2	—	0.1	23.5	2.6
Other	21.2	0.1	(0.5)	20.8	12.0	7.7	0.1	1.0

Total Direct Claims	147.0	0.7	(1.1)	146.6	111.0	7.7	23.6	4.3

Affiliate Claims Direct	107.7	0.0	0.1	107.8	58.8	22.3	21.6	5.1
Affiliate Guarantee Claims	11.6	0.1	(0.1)	11.6	11.6	—	—	—
Third Party Guarantee Claims (2)	87.2	1.6	(7.5)	81.2	81.2	—	—	—

Total Liabilities Subject to Compromise	353.6	2.3	(8.6)	347.3	262.7	30.1	45.2	9.4

Taxes Payable	0.7	—	(0.0)	0.7	0.7	0.0	—	0.0
Secured Claims Payable to Third parties	2.0	—	0.0	2.1	2.0	—	0.0	—

Total Claims	$356.4	$2.3	$(8.7)	$350.1	$265.4	$30.1	$45.2	$9.4

Allowed Claims	$306.4	$2.3	$—	$308.7	$230.8	$30.0	$40.0	$8.0
Estimated Unresolved Claims to be Allowed (3)	50.0	—	(8.7)	41.3	34.6	0.1	5.2	1.4

Total Claims	$356.4	$2.3	$(8.7)	$350.1	$265.4	$30.1	$45.2	$9.4

Less: Claims Distributions and adjustments				(33.3)	(16.2)	(6.2)	(8.1)	$(2.8)

Net Claim Liability at March 31, 2013				$316.8	$249.2	$23.9	$37.1	$6.5

(1)	All values that are exactly zero are shown as “-”. Values between zero and $50 million appear as “0”. Totals may not foot due to rounding.

(2)	The reduction of Third Party Guarantee Claims is primarily the result of agreements between LBHI and certain creditors of LBIE who have asserted related Guarantee Claims against LBHI.

(3)	Unresolved filed claims of $161 billion expected to be allowed at the estimated amounts.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended March 31, 2013

5.2	SIGNIFICANT CLAIMS SETTLEMENTS

The following schedule is a description of the claim settlements for the quarter ended March 31, 2013 providing for the allowance in excess of $250 million of a Disputed Claim against the Debtors.

Debtor	Claim Number	Original Creditor	Claim Category	Filed Amount	Allowed Amount
LBHI	13903	Aozora Bank Ltd.	Third Party Guarantee	$481	$470
LBHI	54937	True Friend 4th Securitization Specialty Co., Ltd.	Third Party Guarantee	319	278

During the quarter, there were approximately $2.3 billion of claims allowed, primarily in LBHI (approximately $1.7 billion) and LBSF (approximately $500 million).

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended March 31, 2013

6.	LITIGATION UPDATE – Section 15.6(b)(ii)(E)

The following is a description of the Company’s significant affirmative litigation actions against third parties that are pending, including the damages sought by the Company.

Refer to the filed Balance Sheets as of March 31, 2012 for the status of litigation against the following third parties, as no material change has occurred since the filing of those Balance Sheets on July 30, 2012:

Ballyrock Litigation

Federal Tax Litigation

Michigan State Housing Development Authority Litigation

SPV Avoidance Actions – on February 15, 2013, the Bankruptcy Court entered an order extending the stay of these actions until July 20, 2013.

Refer to the filed Balance Sheets as of June 30, 2012 for the status of litigation against the following third party, as no material change has occurred since the filing of those Balance Sheets on October 12, 2012:

Fontainebleau Litigation

Refer to the filed Balance Sheets as of September 30, 2012 for the status of litigation against the following third parties, as no material change has occurred since the filing of those Balance Sheets on December 28, 2012:

LBHI v. JPMorgan Chase Bank, N.A.

Citigroup Litigation

Republic of Italy

Refer to the filed Balance Sheets as of December 31, 2012 for the status of litigation against the following third parties, as no material change has occurred since the filing of those Balance Sheets on March 27, 2013:

LMA Avoidance Actions Litigation

Marubeni Litigation

Turnberry Litigation—Plaintiffs filed their Second Amended Complaint on April 10, 2013 and Defendants filed a motion to dismiss the promissory estoppel claim. At the conclusion of the hearing held on June 13, 2013 the Bankruptcy Court granted Defendants’ motion to dismiss the promissory estoppel claim. The only remaining claim against Defendants is one for breach of contract based on alleged failures to fund.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended March 31, 2013

New Litigation action for this filing:

Intel Litigation

On May 1, 2013 the Company and Lehman Brothers OTC Derivatives Inc. filed an Adversary Complaint in the Bankruptcy Court against Intel Corp. (“Intel”), claiming that Intel seized $1 billion in collateral in breach of a swap agreement. The Complaint asserts claims for breach of contract, turn-over and violation of the automatic stay and seeks recovery of that portion of the collateral that exceeds Intel’s losses. On June 21, Intel moved to dismiss the bankruptcy claims as duplicative of the contract claim, and for a determination that the contract claim is “non-core” under the bankruptcy laws. The Company and LOTC’s opposition is due on July 19.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended March 31, 2013

7.	COSTS AND EXPENSES – Section 15.6(b)(ii)(F)

The Company reports material costs and expenses on a cash basis in the monthly Post-Effective Operating Reports. Many of the engaged professionals send invoices to the Company two or more months after the dates for which the services are rendered. The cash disbursements for the Company’s material costs and expenses paid in the quarter ending March 31, 2013 are shown below.

		2013+ CFE
($ millions)	QTR Ended March 2013	2013 Full Year Estimate
Professional Fees (1)	$39	$271
Compensation and Benefits (2)	51	134
Outsourced Services & IT Activities	15	55
Other Operating Disbursements	5	25

Total Costs & Expenses	$110	$485

Notes:

1.	For additional information, please refer to the Monthly Schedule of Professional Fees filed with the Bankruptcy Court.

2.	Compensation and Benefits include amounts paid in January 2013 to certain employees for bonuses for 2012, as well as amounts paid to Alvarez & Marsal as interim management.

APPENDIX A GLOSSARY OF TERMS

TERM	DEFINITION
2013+ Cash Flow Estimates, also “2013+ CFE”	The Company’s updated outlook of estimated receipts and disbursements in a report filed on July 23, 2013
Archstone	Archstone Enterprise LP – n/k/a Jupiter Enterprise LP
AVB	AvalonBay Communities, Inc.
Bankruptcy Court	The United States Bankruptcy Court for the Southern District of New York
CDA	Collateral Disposition Agreement with JPMorgan Chase and Co
Company

Lehman Brothers Holdings Inc. and entities that are directly or indirectly controlled by LBHI as Plan Administrator, including its management and board of directors; excludes, among others, those entities that are under separate administrations in the United States or abroad

Debtors	LBHI and certain of its direct and indirect subsidiaries that filed for protection under Chapter 11 of the Bankruptcy Code
Disclosure Statement	The Disclosure Statement for the Third Amended Joint Chapter 11 Plan, filed August 31, 2011
EQR	Equity Residential
LBCC	Lehman Brothers Commercial Corp.
LBDP	Lehman Brothers Derivatives Products Inc.
LBF	Lehman Brothers Finance S.A.
LBHI	Lehman Brothers Holdings Inc.
LBI	Lehman Brothers Inc.
LBIE	Lehman Brothers International (Europe)
LCPI	Lehman Commercial Paper Inc.
Non-Controlled Affiliates

Affiliates of the Debtors that were not managed or controlled by a Debtor as of the Effective Date, including, without limitation, all affiliates that are subject to proceedings in the U.S. or abroad, including proceedings under the Securities Investor Protection Act.

MD&A	Management’s Discussion & Analysis
Plan	The Modified Third Amended Joint Chapter 11 Plan of Lehman Brothers Holdings Inc. and its Affiliated Debtors, dated December 5, 2011 and confirmed December 6, 2011

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Financial Instruments Summary and Activity (1)

January 1, 2013 - March 31, 2013

(Unaudited)

	As of March 31, 2013					(Activity 01/01/13 - 03/31/13)
				As Reported			Fair Value /
				December 31, 2012		Transfers and	Recovery Value	Cash (3)
$ in millions	Encumbered (2)	Unencumbered	Total	Total	Change	Reclassifications (4)	Change (5)	(Receipts)	Disbursements
Commercial Real Estate (CRE)
Debtors:
Lehman Brothers Holdings Inc.	$—	$311	$311	$319	$(8)	$—	$(1)	$(7)	$—
Lehman Commercial Paper Inc.	997	902	1,899	3,166	(1,267)	(16)	5	(1,261)	5
Lux Residential Properties Loan Finance S.a.r.l	—	666	666	675	(9)	—	(9)	—	—

Subtotal Debtors	997	1,879	2,876	4,161	(1,284)	(16)	(6)	(1,268)	5
Debtor-Controlled	—	3,904	3,904	5,563	(1,659)	16	(157)	(1,561)	44

Total Commercial Real Estate	997	5,783	6,780	9,724	(2,943)	—	(163)	(2,829)	48

Loans and Residential Real Estate (Loans and RESI)
Debtors:
Lehman Brothers Holdings Inc.	61	116	178	198	(20)	(0)	7	(27)	0
Lehman Brothers Special Financing Inc.	—	11	11	10	1	—	1	—	—
Lehman Commercial Paper Inc.	—	801	801	927	(126)	(0)	20	(146)	0

Subtotal Debtors	61	928	989	1,134	(146)	(1)	28	(173)	0
Debtor-Controlled	0	303	304	304	(0)	1	10	(11)	0

Total Loans and Residential Real Estate	62	1,232	1,293	1,438	(146)	—	38	(184)	0

Private Equity / Principal Investments (PEPI)
Debtors:
Lehman Brothers Holdings Inc.	—	176	176	249	(73)	—	10	(83)	0
Lehman Commercial Paper Inc.	—	450	450	446	4	2	9	(7)	—

Subtotal Debtors	—	626	626	695	(69)	2	19	(90)	0
Debtor-Controlled	275	2,032	2,307	2,741	(434)	(0)	157	(606)	15

Total Private Equity / Principal Investments	275	2,657	2,932	3,436	(504)	2	176	(697)	15

Derivative Receivables and Related Assets (Derivatives)
Debtors:
Lehman Brothers Special Financing Inc.	20	1,806	1,826	1,919	(94)	218	128	(439)	—
Lehman Brothers Commodity Services Inc.	—	19	19	15	3	—	4	(0)	—
Lehman Brothers OTC Derivatives Inc.	—	971	971	96	875	798	77	—	—
Lehman Brothers Commercial Corp.	—	177	177	211	(34)	—	(34)	(0)	—
Other Debtors	—	70	70	70	0	—	0	(0)	—

Subtotal Debtors	20	3,042	3,062	2,311	751	1,016	175	(440)	—
Debtor-Controlled	—	24	24	23	1	—	3	(2)	—

Total Derivative Receivables and Related Assets	20	3,067	3,086	2,335	752	1,016	178	(442)	—

Totals	$1,353	$12,739	$14,092	$16,932	$(2,841)	$1,018	$230	$(4,151)	$64

Notes:

All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”. Refer to the accompanying Notes to the Balance Sheets for further discussion.

(1)	This schedule reflects inventory activity between the December 31, 2012 and March 31, 2013 Balance Sheets.
(2)

Encumbered assets include: (i) LCPI assets for $997 million encumbered to SASCO; (ii) Intercompany-Only Repurchase transactions for $61 million and Other for $275 million, all encumbered to LCPI; and (iii) $20 million encumbered to collateralized lenders.

(3)

Cash receipts include approximately $57 million in PEPI and $3 million in Loans and RESI related to unsettled sales that are recorded in “Receivables from Controlled Affiliates and other assets”. Cash receipts and disbursements in Derivatives include collections on open and terminated trades, net of purchases of SPV notes and hedging activities. (Amounts may differ from previously filed Schedule of Cash Receipts and Disbursements mainly due to unsettled transactions and timing and classification differences.)

(4)

Primarily includes reclassification of $1,016 million in Derivatives related to LBI customer claims, net of certain assets received from LBI that may be passed through to counterparties, previously reported in Due from Non-Controlled Affiliates (Refer to Note 9—Due from/to Affiliates for additional information on the LBI Settlement Agreement).

(5)

CRE, other than the REIT Shares, was valued as of December 31, 2012 adjusted for cash activity from January 1, 2013 to March 31, 2103. Amounts reflected in the “Fair Value / Recovery Value Change” column represent adjustments for the Company’s judgment as to fair value/recovery value and include the changes in valuation on assets encumbered to another legal entity which has the economic interest.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Commercial Real Estate - by Product Type

As of March 31, 2013

(Unaudited)

$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Other Debtor Entities	Total Debtor Entities	SASCO 2008 C-2 LLC	Property Asset Management Inc.	PAMI Holdings LLC	Other Debtor- Controlled Entities (4)	Total LBHI Controlled Entities	Cost and Unpaid Principal Balances (5)
Commercial Real Estate
North America
Whole loans
Senior	$72	$97	$—	$169	$86	$3	$7	$23	$288	$659
B-notes/Mezzanine	75	322	—	398	—	—	—	2	400	703
Equity (2)	59	137	666	862	785	292	213	2,168	4,321	7,389
Real Estate Owned	1	137	—	139	395	264	288	173	1,259	3,786
Other	20	10	—	30	0	7	—	12	50	147

Subtotal	228	704	666	1,598	1,267	566	508	2,379	6,317	12,685
Europe
Whole loans
Senior	—	13	—	13	—	—	—	—	13	42
B-notes/Mezzanine	70	147	—	217	—	—	—	—	217	356
Equity	—	39	—	39	—	—	—	162	200	514
Other	11	—	—	11	—	—	—	—	11	2

Subtotal	82	199	—	281	—	—	—	162	442	914
Asia
Whole loans
Senior	—	—	—	—	—	—	—	11	11	49
Equity	—	—	—	—	—	—	—	8	8	23
Other	—	—	—	—	—	—	—	0	0	—

Subtotal	—	—	—	—	—	—	—	20	20	72
Securitization Instruments	1	—	—	1	—	—	—	—	1	1

Total Commercial Real Estate (1)	311	902	666	1,879	1,267	566	508	2,560	6,780	13,672

Assets held for the benefit of: (3)
SASCO	—	997	—	997	(997)	—	—	—	—

	—	997	—	997	(997)	—	—	—	—

Total per Balance Sheets	$311	$1,899	$666	$2,876	$270	$566	$508	$2,560	$6,780	$13,672

Notes:

(1)

The amounts included in Total Commercial Real Estate reflect by legal entity the unencumbered assets held by that entity and the economic interests in the assets held by another legal entity. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	Includes the REIT Shares investment.
(3)	“Assets held for the benefit of” represents a reconciliation of the assets encumbered from one legal entity to another legal entity that holds the economic interest.
(4)	Primarily includes the Archstone acquisition entities.
(5)

Cost information primarily includes: (i) for whole loans and corporate loans, the remaining outstanding principal balance; (ii) for equity, the total acquisition amount net of distributions deemed return of capital; (iii) for REO, the cost/unpaid principal balance as determined in (i) or (ii) as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership. There are 39 portfolio investments recorded at zero fair value with a cost/ unpaid principal balance of approximately $534 million that are not included in the schedule above.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Commercial Real Estate - By Property Type And Region (1)

As of March 31, 2013

(Unaudited)

$ in millions	North America	Europe	Asia	Total	Cost and Unpaid Principal Balances (3)
Commercial Real Estate
Senior Whole Loans
Office/Industrial	$75	$—	$—	$75	$117
Hotel	45	—	—	45	56
Multi-family	—	—	—	—	—
Retail	—	8	11	19	65
Condominium	41	5	—	47	198
Land/Other	127	—	—	127	315

Total Senior Whole Loans by Type	288	13	11	312	751
B-Note/Mezz Whole Loans
Office/Industrial	372	123	—	494	818
Hotel	1	92	—	93	129
Multi-family	7	2	—	9	11
Retail	6	—	—	6	18
Condominium	11	—	—	11	79
Land/Other	4	—	—	4	4

Total B-Notes/Mezz Whole Loans by Type	400	217	—	617	1,059
Equity
Office/Industrial	350	111	—	462	1,317
Hotel	63	55	5	123	251
Multi-family (2)	3,706	—	—	3,706	5,798
Retail	2	—	2	4	20
Mixed-use	—	34	—	34	69
Condominium	22	—	—	22	61
Land/Other	176	—	1	178	412

Total Equity by Type	4,321	200	8	4,529	7,927
Real Estate Owned
Office/Industrial	282	—	—	282	503
Hotel	367	—	—	367	687
Multi-family	129	—	—	129	274
Condominium	24	—	—	24	215
Land/Other	456	—	—	456	2,107

Total Real Estate Owned by Type	1,259	—	—	1,259	3,786
Other	50	11	0	62	149
Securitization Instruments	1	—	—	1	1

Total Commercial Real Estate	$6,318	$442	$20	$6,780	$13,672

Notes:

(1)

This schedule reflects encumbered and unencumbered assets that are included on the Balance Sheets. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	Includes the REIT Shares investment.
(3)

Cost information primarily includes: (i) for whole loans and corporate loans, the remaining outstanding principal balance; (ii) for equity, the total acquisition amount net of distributions deemed return of capital; (iii) for REO, the cost/unpaid principal balance as determined in (i) or (ii) as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership. There are 39 portfolio investments recorded at zero fair value with a cost/ unpaid principal balance of approximately $534 million that are not included in the schedule above.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Loan Portfolio by Maturity Date and Residential Real Estate(1)

As of March 31, 2013

(Unaudited)

$ in millions	Debtor Entities
Maturity Date by Year	Lehman Brothers Holdings Inc.	Lehman Brothers Special Financing Inc.	Lehman Commercial Paper Inc.	Debtor- Controlled Entities	Total LBHI- Controlled Entities
		Notional (2)
2013	$—	$—	$28	$—	$208
2014	—	—	79	112	191
2015	7	—	479	140	626
2016 and over	20	—	417	—	437

Subtotal Loans	27	—	1,002	252	1,282

Securitization Instruments (4)	72	—	108	—	179
Residential Real Estate (5)	205	—	216	156	576

Total Loans and Real Estate	$304	$—	$1,326	$408	$2,037

		Fair Value (3)
2013	$—	$—	$22	$—	$22
2014	—	—	75	111	185
2015	7	—	410	127	544
2016 and over	12	—	175	—	187

Subtotal Loans	19	—	681	238	938

Equity positions—Loans	—	11	38	1	50
Securitization Instruments (4)	72	—	32	—	104
Residential Real Estate (6)	87	—	50	65	201

Total Loans and Real Estate	$178	$11	$801	$304	$1,293

Notes:

(1)

This schedule reflects loans and residential real estate assets that are included on the Balance Sheets. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	Represents the remaining outstanding principal balance on only Loans by stated maturity dates.
(3)	Fair value balances as of March 31, 2013 include discount amounts on unfunded commitments.
(4)	These financial instruments include Mezzanine Notes and retained equity interests that were issued by the Verano securitization structure.
(5)

Cost information primarily represents: (i) for whole loans and warehouse lines (FV $102 million / Cost $378 million), the remaining outstanding principal balance; (ii) for REO (FV $7 million / Cost $22 million), the unpaid principal balance as determined in the loan as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership; (iii) for mortgage backed securities (“MBS”) (FV $73 million / Cost $177 million), the initial Class Principal amount, Current Face or $100. MBS consists of Excess Spread, Residual, Interest-Only and Subordinated tranches. Cost information for MBS with a fair market value < $100, legal claims and mortgage servicing rights are not included.

(6)	LBHI inventory balance includes approximately $61 million of Intercompany-Only Repurchase transactions assets that are encumbered to LCPI.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Private Equity / Principal Investments by Legal Entity and Product Type

As of March 31, 2013

(Unaudited)

$ in millions	Direct Investments(3)	GP/LP Investments(4)	Securitization Instruments (7)	Total (1)	Assets held for the benefit of LCPI (6)	Total per Balance Sheets
By Legal Entity
Debtors:
Lehman Brothers Holdings Inc.	$57	$83	$36	$176	$—	$176
Lehman Commercial Paper Inc.	412	—	313	725	(275)	450

Total Debtors	469	83	349	901	(275)	626
Debtor-Controlled:
LB I Group Inc. (2)	420	759	—	1,179	275	1,454
Other Debtor-Controlled	125	728	—	853	—	853

Total Debtor-Controlled	544	1,487	—	2,032	275	2,307

Total	$1,013	$1,570	$349	$2,932	$—	$2,932

By Product Type
Private Equity / Diversified Funds	$856	$907	$—	$1,763
Fixed Income	132	302	—	433
Real Estate Funds	—	234	—	234
Securitization Instruments	—	—	349	349
Other(5)	25	128	—	153

Total	$1,013	$1,570	$349	$2,932

Investments at cost(8)	$2,050	$2,164	$—	$4,214
Unpaid Principal Balances(9)	$258	$8	$663	$929

Notes:

(1)

The amounts include the unencumbered assets held by a legal entity and the economic interests in the assets held by another legal entity. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	LB I Group Inc. (read LB “one” Group Inc.) is a major Debtor-Controlled entity. LB I Group Inc. is presented on a consolidated basis.
(3)	Direct Investments (Private Equity / Diversified Funds) includes the common equity interests in NBG.
(4)	Represents Limited Partner (“LP”) interests in investment funds and General Partner (“GP”) ownership interests in Fund Sponsors.
(5)	“Other” includes foreign and domestic publicly traded equities, mutual funds and other principal or private equity investments.
(6)	“Assets held for the benefit of LCPI” represents a reconciliation of the assets encumbered from LB I Group to LCPI.
(7)	The balance includes the Kingfisher Note of $297 million, the value of which is determined by underlying collateral and an estimated recovery of claims filed against Non-Controlled Affiliates.
(8)

Cost information primarily includes: (i) for direct equity investments and hedge funds, the total amount funded net of distributions deemed return of capital; (ii) for partnership interests with no redemptions, the original amount funded; (iii) for partnership interests with redemptions or distributions, the ratio of cost to fair value for the underlying portfolio assets applied to the Net Asset Value for the Company’s positions; (iv) value for assets that have been recorded at de minimis fair value amounts, and (v) for NBG, the restructured value of the common equity at April 30, 2009, reduced by NBG’s purchases of common equity and other receipts.

(9)

Represents the remaining outstanding principal balance on corporate loans. For securitization instruments represents the remaining face value of the Senior Notes, Mezzanine Notes and retained equity interests. It excludes cost information relating to fixed income funds which are included in ‘Investments at cost’.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors

Derivatives Assets and Liabilities(1)

As of March 31, 2013

(Unaudited)

$ in millions	Lehman Brothers Special Financing Inc.	Lehman Brothers Commodity Services Inc.	Lehman Brothers OTC Derivatives Inc.	Lehman Brothers Commercial Corporation	Lehman Commercial Paper Inc.	Lehman Brothers Financial Products Inc.	Lehman Brothers Derivative Products Inc.	Merit LLC	Total Debtors
Assets—Receivables, Net
Open ($)	$211	$—	$—	$—	$—	$—	$—	$—	$211
Terminated / Matured ($)	1,026	19	82	177	—	10	—	—	1,314

Total	1,237	19	82	177	—	10	—	—	1,524
Other Derivative Related Assets (2)	589	—	889	—	—	—	—	60	1,538

Total Derivatives and Related Assets	$1,826	$19	$971	$177	$—	$10	$—	$60	$3,062

# of Counterparty contracts
Open	136	—	1	—	—	—	—	—	137
Termed / Matured	254	12	8	17	1	29	2	—	323

Total	390	12	9	17	1	29	2	—	460

SPV Receivables (5)	$900	$—	$—	$—	$—	$9	$—	$—	$909

Liabilities—Payables
Agreed (3)	$(18,403)	$(1,295)	$(482)	$(334)	$(69)	$(57)	$(62)	$—	$(20,702)
Pending Resolution (4)	(5,113)	(117)	(64)	(156)	—	(0)	(17)	—	(5,467)

Total	$(23,516)	$(1,412)	$(546)	$(490)	$(69)	$(58)	$(79)	$—	$(26,169)

# of Counterparty contracts	1,763	188	112	136	2	10	43	—	2,254

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion regarding derivative amounts recorded. Derivatives liabilities are presented prior to distributions on allowed claims.
(2)

Amounts primarily include LBI customer claims, net of certain assets received from LBI that may be passed through to counterparties, notes in various special purpose vehicles, deposits with various brokers for OTC hedges, equity positions and notes issued by a Debtor and a Non-Controlled Affiliate.

(3)	Agreed is defined as claims that are recorded at values agreed upon with counterparties and classified as allowed or accepted as filed.
(4)	Pending Resolution are recorded at expected claim amounts estimated by the Company.
(5)

Represents the portion of derivatives receivables resulting from transactions with counterparties deemed as special purpose vehicles including receivables from entities that structurally subordinate the rights of the Debtor.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Unfunded Lending and Private Equity / Principal Investments Commitments (1)

As of May 31, 2013

(Unaudited)

	Debtor Entities
$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Total Debtor Entities	Debtor- Controlled Entities	Total LBHI Controlled Entities
Real Estate
Commercial	$9	$4	$13	$6	$19
Loans	—	69	69	—	69
Private Equity / Principal Investments
Private Equity Platform	—	—	—	269	269
Direct Investments	—	—	—	1	1
GP / LP Investments	11	—	11	90	101

Total	11	—	11	360	371

Total	$20	$73	$92	$366	$458

Notes:

(1)

The schedule includes fully and partially unfunded commitments as of May 31, 2013, under corporate loan agreements and real estate and private equity partnerships made by the Company prior to the Chapter 11 cases.